Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 17, 2015, except for the effects of the reverse stock split described in Note 1 to the consolidated financial statements, as to which the date is June 4, 2015, relating to the financial statements of AppFolio, Inc. which appears in the Prospectus dated June 25, 2015 filed by AppFolio, Inc. pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1 (No. 333-204262).

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
August 6, 2015